Exhibit 99.01

OGE Energy Corp. reports 2023 results and outlook for 2024

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), today reported earnings of $2.07 per diluted share in 2023, compared to $3.32 per diluted share in 2022. Earnings for 2022 included net income of $1.16 per diluted share from natural gas midstream operations, which OGE Energy fully exited in 2022 through the sale of all Energy Transfer units. Beginning in 2023, OGE Energy no longer has a Natural Gas Midstream Operations reporting segment.

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OG&E, a regulated electric company, contributed earnings of $2.12 per diluted share in 2023, compared to earnings of $2.19 per diluted share in 2022.
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Other operations, which includes the holding company, contributed a loss of $0.05 per diluted share compared to a loss of $0.03 per diluted share in 2022.

“In 2023, our team delivered outstanding results as we provided safe and reliable electricity to our customers,” said Sean Trauschke, Chairman, President and CEO of OGE Energy Corp. “The fundamentals of our business are strong and our sustainable business model to leverage our low rates and excellent service drives economic growth in Oklahoma and western Arkansas which contributes to a bright future for our company, consistent long-term growth for our shareholders, and ever more reliable service for our customers.”

Discussion of 2023 Results

OG&E contributed net income of $426.4 million, or $2.12 per diluted share, in 2023 compared to $439.5 million, or $2.19 per diluted share, in 2022. The decrease in net income was primarily due to milder weather in 2023, higher depreciation and interest expense on a growing asset base, and increased operation and maintenance expense. These items were partially offset by higher operating revenues driven by the recovery of capital investments, strong load growth and higher net other income.

Other Operations resulted in a loss of $9.6 million, or $0.05 per diluted share, in 2023 compared to a loss of $5.1 million, or $0.03 per diluted share, in 2022. The increase in net loss was primarily due to higher interest expense related to increased short-term debt and partially offset by a higher income tax benefit.

OGE Energy’s net income was $416.8 million or $2.07 per diluted share in 2023, compared to earnings of $665.7 million, or $3.32 per diluted share, in 2022. Earnings for 2022 included net income of $1.16 per diluted share from natural gas midstream operations, which OGE Energy fully exited in 2022 through the sale of all Energy Transfer units.

Fourth Quarter Results

For the three months ended December 31, 2023, OGE Energy reported net income of $48.2 million, or $0.24 per diluted share, compared with net income of $50.3 million, or $0.25 per diluted share, in same period of 2022. OG&E reported net income of $48.6 million, or $0.24 per diluted share, compared with net income of $46.7 million, or $0.23 per diluted share, in the same period of 2022. The increase in net income was primarily due to higher operating revenues driven by the recovery of capital investments and lower other operation and maintenance expense partially offset by higher interest expense and higher depreciation expense on a growing asset base. Other operations reported a loss of $0.4 million in the fourth quarter 2023 compared to net income of $0.1 million in the same period 2022. The decrease in earnings was primarily due to higher interest expense related to increased short-term debt partially offset by a higher income tax benefit related to the former natural gas midstream operations recorded in 2023.

2024 Outlook and Consolidated Earnings per Share Growth Rate

The midpoint of OGE Energy’s consolidated earnings guidance for 2024 is $2.12 per average diluted share, within a range of $2.06 to $ 2.18 per average diluted share. The Company forecasts earnings for OG&E, the electric company, of $2.22 per average diluted share and earnings for the holding company of a loss of $0.10 per average diluted share.

The guidance assumes, among other things, approximately 201.5 million average diluted shares outstanding and normal weather for the remainder of the year. OG&E has significant seasonality in its earnings due to weather on a year over year basis.

OGE Energy is focused on creating long‐term shareholder value by targeting the consistent growth of consolidated earnings per share of five to seven percent, supported by strong load growth enabled by low customer rates and a strategy of investing in lower risk infrastructure projects that improve the economic vitality of the communities it serves in Oklahoma and Arkansas.

More information regarding the Company's financial results, 2024 earnings guidance and consolidated earnings per share growth rate is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Dividend Declared

On February 19, 2024, the Company’s Board of Directors approved a second quarter dividend of $0.4182 per common share of stock, to be paid April 26, 2024, to shareholders of record on April 8, 2024.

Conference Call Webcast

OGE Energy Corp. will host an earnings and business update on Wednesday, February 21, 2024, at 8 a.m. CST. The conference will be available through the Investor Center at www.oge.com.

OGE Energy Corp. is the parent company of OG&E, a regulated electric company with approximately 896,000 customers in Oklahoma and western Arkansas.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties, and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "objective," "plan," "possible," "potential," "project," "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and inflation rates, and their impact on capital expenditures; the ability of the Company and its subsidiary to access the capital markets and obtain financing on favorable terms, as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel and purchased power costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company, potentially through deregulation; the impact on demand for services resulting from cost competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company's facilities are operated or result in stranded assets; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including losing control of our assets and potential ransoms, and other catastrophic events; changes in the use, perception or regulation of generative artificial intelligence technologies, which could limit our ability to utilize such technology, create risk of enhanced regulatory scrutiny, generate uncertainty around intellectual property ownership, licensing or use, or which could otherwise result in risk of damage to our business, reputation or financial results; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from emerging industries such as cryptocurrency; social attitudes regarding the utility and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; national and global events that could adversely affect and/or exacerbate macroeconomic conditions, including inflationary pressures, rising interest rates, supply chain disruptions, economic recessions, pandemic health events and uncertainty surrounding continued hostilities or sustained military campaigns, and their collateral consequences; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission, including those listed within the Company's most recent Form 10-K for the year ended December 31, 2023.

Note: Consolidated Statements of Income for OGE Energy Corp., Statements of Income and Comprehensive Income for Oklahoma Gas & Electric Company, and Financial and Statistical Data for Oklahoma Gas & Electric Company attached.

OGE ENERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31 (In millions except per share data)	2023	2022	2021
OPERATING REVENUES
Revenues from contracts with customers	$2,607.3	$3,304.2	$3,588.7
Other revenues	67.0	71.5	65.0
Operating revenues	2,674.3	3,375.7	3,653.7
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	911.7	1,662.4	2,127.6
OPERATING EXPENSES
Other operation and maintenance	502.6	501.4	463.1
Depreciation and amortization	506.6	460.9	416.0
Taxes other than income	103.2	101.5	102.8
Operating expenses	1,112.4	1,063.8	981.9
OPERATING INCOME	650.2	649.5	544.2
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	19.4	6.9	6.7
Other net periodic benefit income (expense)	5.6	(12.9)	(6.1)
Gain (loss) on equity securities	—	282.1	(8.6)
Equity in earnings of unconsolidated affiliates	—	—	169.8
Gain on Enable/Energy Transfer transaction, net	—	—	344.4
Other income	48.2	74.6	26.3
Other expense	(29.0)	(44.6)	(39.9)
Net other income	44.2	306.1	492.6
INTEREST EXPENSE
Interest on long-term debt	205.0	162.1	154.8
Allowance for borrowed funds used during construction	(7.1)	(4.0)	(3.5)
Interest on short-term debt and other interest charges	23.5	8.2	7.0
Interest expense	221.4	166.3	158.3
INCOME BEFORE TAXES	473.0	789.3	878.5
INCOME TAX EXPENSE	56.2	123.6	141.2
NET INCOME	$416.8	$665.7	$737.3
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.3	200.2	200.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.9	200.8	200.3
BASIC EARNINGS PER AVERAGE COMMON SHARE	$2.08	$3.33	$3.68
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$2.07	$3.32	$3.68

OKLAHOMA GAS AND ELECTRIC COMPANY

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Year Ended December 31 (In millions)	2023	2022	2021
OPERATING REVENUES
Revenues from contracts with customers	$2,607.3	$3,304.2	$3,558.7
Other revenues	67.0	71.5	65.0
Operating revenues	2,674.3	3,375.7	3,653.7
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	911.7	1,662.4	2,127.6
OPERATING EXPENSES
Other operation and maintenance	505.0	491.9	464.7
Depreciation and amortization	506.6	460.9	416.0
Taxes other than income	99.4	98.0	99.3
Operating expenses	1,111.0	1,050.8	980.0
OPERATING INCOME	651.6	662.5	546.1
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	19.4	6.9	6.7
Other net periodic benefit income (expense)	6.5	1.2	(4.3)
Other income	23.9	6.5	7.1
Other expense	(6.3)	(3.4)	(1.8)
Net other income	43.5	11.2	7.7
INTEREST EXPENSE
Interest on long-term debt	200.4	157.4	152.7
Allowance for borrowed funds used during construction	(7.1)	(4.0)	(3.5)
Interest on short-term debt and other interest charges	6.6	4.4	2.8
Interest expense	199.9	157.8	152.0
INCOME BEFORE TAXES	495.2	515.9	401.8
INCOME TAX EXPENSE	68.8	76.4	41.8
NET INCOME	426.4	439.5	360.0
Other comprehensive income, net of tax	—	—	—
COMPREHENSIVE INCOME	$426.4	$439.5	$360.0

OKLAHOMA GAS AND ELECTRIC COMPANY

FINANCIAL AND STATISTICAL DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2023	2022	2023	2022
Operating revenues by classification:
Residential	$204.4	$257.6	$1,040.4	$1,307.0
Commercial	150.2	182.7	688.4	818.3
Industrial	53.0	71.7	240.5	327.5
Oilfield	47.5	72.2	211.9	308.8
Public authorities and street light	52.5	65.4	234.9	299.0
System sales revenues	507.6	649.6	2,416.1	3,060.6
Provision for rate refund	—	0.6	2.0	(1.2)
Integrated market	13.9	28.2	71.6	163.8
Transmission	36.1	26.1	143.0	131.7
Other	9.1	7.4	41.6	20.8
Total operating revenues	$566.7	$711.9	$2,674.3	$3,375.7
MWh sales by classification (In millions)
Residential	2.0	2.2	9.6	10.4
Commercial	2.0	2.0	8.5	7.8
Industrial	0.9	0.9	4.2	4.3
Oilfield	1.1	1.1	4.4	4.4
Public authorities and street light	0.7	0.7	3.0	3.1
System sales	6.7	6.9	29.7	30.0
Integrated market	0.1	0.2	0.8	1.1
Total sales	6.8	7.1	30.5	31.1
Number of customers	896,102	888,759	896,102	888,759
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	3.216	6.185	2.976	7.032
Coal	3.253	3.468	3.385	3.253
Total fuel	3.008	5.114	2.926	5.480
Total fuel and purchased power	2.667	4.563	2.837	5.096
Degree days (A)
Heating - Actual	1,166	1,432	3,092	3,652
Heating - Normal	1,413	1,413	3,568	3,568
Cooling - Actual	128	80	2,215	2,385
Cooling - Normal	62	62	1,893	1,893
(A)
Degree days are calculated as follows: The high and low degrees of a particular day are added together and then averaged. If the calculated average is above 65 degrees, then the difference between the calculated average and 65 is expressed as cooling degree days, with each degree of difference equaling one cooling degree day. If the calculated average is below 65 degrees, then the difference between the calculated average and 65 is expressed as heating degree days, with each degree of difference equaling one heating degree day. The daily calculations are then totaled for the particular reporting period. The calculation of heating and cooling degree normal days is based on a 30-year average and updated every ten years.